Exhibit 2*

AGREEMENT OF MERGER AND PLAN OF REORGANIZATION

This AGREEMENT OF MERGER AND PLAN OF REORGANIZATION (“Agreement”), is made on this 3rd day of January, 2012, by among MGP Ingredients, Inc., a Kansas corporation (the “Company”), MGPI Holdings, Inc., a Kansas corporation and a direct, wholly-owned subsidiary of the Company (“Holdings”), and MGPI Merger Sub, Inc., a Kansas corporation and a direct, wholly-owned subsidiary of Holdings (“Merger Sub”).  This Agreement constitutes a binding contract among MGPI, Holdings and Merger Sub in accordance with its terms and the applicable provisions of the Kansas General Corporation Code (the “General Corporation Code”).

RECITALS

WHEREAS, as of the close of business on January 2, 2012 the authorized capital stock of the Company consisted of (i) 40,000,000 shares of common stock, no par value (“Company Common Stock”), of which 18,123,465 shares were issued and outstanding and 1,406,879 shares were held in treasury, and (ii) 1,000 shares of preferred stock, par value ten dollars ($10.00) per share (“Company Preferred Stock”), of which 437 shares were issued and outstanding and none were held in the treasury;

WHEREAS, as of the date hereof, the authorized capital stock of Holdings consists of (i) 40,000,000 shares of common stock, no par value (the “Holdings Common Stock”), of which 1,000 shares are issued and outstanding and no shares are held in treasury, and (ii) 1,000 shares of preferred stock, par value ten dollars ($10.00) per share (the “Holdings Preferred Stock”), of which no shares are issued and outstanding;

WHEREAS, as of the date hereof, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, no par value (“Merger Sub Common Stock”), of which 1,000 shares are issued and outstanding and no shares are held in treasury;

WHEREAS, the designations, rights, powers and preferences, and the qualifications, limitations and restrictions thereof, of the Holdings Preferred Stock and the Holdings Common Stock are the same as those of the Company Preferred Stock and the Company Common Stock, respectively;

WHEREAS, the Articles of Incorporation and the Bylaws of Holdings immediately after the Effective Time (as hereinafter defined) will contain provisions identical to the Second Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws of the Company immediately before the Effective Time (other than with respect to matters excepted by Section 17-6701(g) of the  General Corporation Code);

WHEREAS, the directors of the Company immediately prior to the Merger (as hereinafter defined) will be the directors of Holdings as of the Effective Time;

WHEREAS, the officers of the Company immediately prior to the Merger will be the officers of Holdings as of the Effective Time;

WHEREAS, Holdings and Merger Sub are newly formed Kansas corporations organized for the purpose of participating in the transactions herein contemplated;

WHEREAS, the Company desires to create a new holding company structure by merging Merger Sub with and into the Company, with the Company being the surviving corporation, and converting each outstanding share of Company Common Stock into one share of Holdings Common Stock, and each outstanding share of Company Preferred Stock into one share of Holdings Preferred Stock, all in accordance with the terms of this Agreement;

WHEREAS, the Boards of Directors of Holdings, Merger Sub and the Company have approved this Agreement and the merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth in this Agreement (the “Merger”); and

WHEREAS, the parties intend, by executing this Agreement, for this Agreement and the consummated transaction to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) promulgated under the Internal Revenue Code of 1986, as amended (the “Code”), and to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Company, Holdings and Merger Sub hereby agree as follows:

ARTICLE I.
THE MERGER

Section 1.1 The Merger. In accordance with Section 17-6701(g) of the General Corporation Code and subject to and upon the terms and conditions of this Agreement, Merger Sub shall, at the Effective Time, be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.” At the Effective Time, the effect of the Merger shall be as provided in Section 17-6709(a) of the General Corporation Code.

Section 1.2 Effective Time. The Merger shall become effective upon the filing of a copy of this Agreement or a Certificate of Merger relating hereto with the Secretary of State of the State of Kansas (the time of such filing being referred to herein as the “Effective Time”).

Section 1.3 Articles of Incorporation of the Surviving Corporation.  From and after the Effective Time, the Second Amended and Restated Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended as set forth below, and as so amended, shall thereafter continue in full force and effect as the articles of incorporation of the Surviving Corporation until thereafter amended as provided by law, and as so amended, shall constitute the Second Amended and Restated Articles of Incorporation of the Surviving Corporation.

(a) ARTICLE  I of such Amended and Restated Articles of Incorporation shall be amended so to read in its entirety as follows:

“The name of the Corporation is MGPI Processing, Inc.”

(b) ARTICLE  VI of such Amended and Restated Articles of Incorporation is amended by deleting the first sentence thereof and substituting the following in its place:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is One Thousand Ten (1,010) shares consisting of:

1.	One Thousand (1,000) shares of Common Stock having no par value; and
2.	Ten (10) shares of Preferred Stock having a par value of Ten Dollars ($10.00) per share.”

(c) ARTICLE  VI of such Amended and Restated Articles of Incorporation shall be further amended by adding the following new clause G at the end thereof:

  “G.           Any act or transaction by or involving this Corporation (other than the election or removal of directors) that requires for its adoption under Kansas law or these Amended and Restated Articles of Incorporation the approval of the stockholders of this Corporation shall require, in accordance with Kan. Stat. Ann. §17-6701(g)(7)(B), in addition, the approval of the stockholders of MGPI Holdings, Inc. (or any successor by merger), by the same vote as is required by Kansas law or by these Amended and Restated Articles of Incorporation, or both.”

Section 1.4 Bylaws. From and after the Effective Time, the Amended and Restated Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Amended and Restated Bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable law.

Section 1.5 Directors. The directors of the Company immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and will hold office from the Effective Time until their successors are duly elected or appointed and qualified in the manner provided in the Second Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws of the Surviving Corporation or as otherwise provided by law.

Section 1.6 Officers. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and will hold office from the Effective Time until their successors are duly elected or appointed and qualified in the manner provided in the Second Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws of the Surviving Corporation or as otherwise provided by law.

Section 1.7 Additional Actions. Subject to the terms of this Agreement, the parties hereto shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger and to comply with the requirements of Section 17-6701(g) of the General Corporation Code. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of  each of Merger Sub or the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of Merger Sub and the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of Merger Sub and the Company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 1.8 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Holdings, Merger Sub, the Company or the holder of any of the following securities:

(a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one (1) duly issued, fully paid and nonassessable share of Holdings Common Stock.

(b) Each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one (1) duly issued, fully paid and nonassessable share of Holdings Preferred Stock.

(c) Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter represent one (1) duly issued, fully paid and nonassessable share of common stock, no par value, and one one-hundreths (.01) duly issued, fully paid and nonassessable share of preferred stock, par value Ten  Dollars ($10) per share of the Surviving Corporation.

(d) Each share of Company Common Stock held in the treasury immediately prior to the Effective Time shall be cancelled.

(e) Each share of Holdings Common Stock owned by the Company immediately prior to the Merger shall automatically be canceled.

(f) From and after the Effective Time, holders of certificates formerly evidencing Company Common Stock and Company Preferred Stock shall cease to have any rights as stockholders of the Company, except as provided by law; provided, however, that such holders shall have the rights set forth in Section 1.9 herein.

Section 1.9 No Surrender of Certificates; Stock Transfer Books. At the Effective Time, the designations, rights, powers and preferences, and qualifications, limitations and restrictions thereof, of the capital stock of Holdings will, in each case, be identical with those of the Company immediately prior to the Effective Time. Accordingly, until thereafter surrendered for transfer or exchange in the ordinary course, each outstanding certificate that, immediately prior to the Effective Time, evidenced Company Common Stock and Company Preferred Stock shall, from the Effective Time, be deemed and treated for all corporate purposes to evidence the ownership of the same number of shares of Holdings Common Stock and Holdings Preferred Stock, respectively.

Section 1.10 Plan of Reorganization. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g). Each party hereto shall use its commercially reasonable efforts to cause the Merger to qualify, and will not knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code.

ARTICLE II.
ACTIONS TO BE TAKEN IN CONNECTION WITH THE MERGER

Section 2.1 Assumption of Options. At the Effective Time, all unexercised and unexpired options to purchase Company Common Stock (“Options”) then outstanding, under the Stock Incentive Plan of 1996, the 1998 Stock Incentive Plan for Salaried Employees and the Stock Option Plan for Outside Directors (collectively, the “Option Plans”), and any other plans of the Company in existence as of the Effective Time, which allows the purchase or grant of Company Common Stock, whether or not then exercisable, will be assumed by Holdings. Each Option so assumed by Holdings under this Agreement will continue to have, and be subject to, the same terms and conditions as set forth in the applicable Option Plan and any agreements thereunder immediately prior to the Effective Time (including, without limitation, the vesting schedule (without acceleration thereof by virtue of the Merger and the transactions contemplated hereby) and per share exercise price, except that each Option will be exercisable (or will become exercisable in accordance with its terms) for that number of shares of Holdings Common Stock equal to the number of shares of Company Common Stock that were subject to such Option immediately prior to the Effective Time.  The conversion of any Options which are “incentive stock options” within the meaning of Section 422 of the Code into options to purchase Holdings Common Stock and the assumption of such plan pursuant to Section 2.2 of this Agreement shall be made in a manner consistent with Section 424(a) of the Code and Treasury Regulations Section 1.424-1 so as not to constitute a “modification” of such Options within the meaning of Section 424(h)(3) of the Code.

Section 2.2 Assumption of Option Plans, Stock Incentive Plans and Other Agreements. Holdings and the Company hereby agree that they will, at or promptly following the Effective Time, execute, acknowledge and deliver an assumption agreement (the “Assumption Agreement”) pursuant to which, from and after the Effective Time, the Company will assign to Holdings, and Holdings will assume and agree to perform, all obligations of the Company pursuant to: (i) the Option Plans; (ii) the Stock Incentive Plan of 2004 and the Non-Employee Directors’ Restricted Stock and Restricted Stock Unit Plan; (iii) any other employee and executive compensation plans pursuant to which the Company is obligated to, or may issue equity securities to, its directors, officers, or employees (collectively, all such plans are listed on Schedule A hereto and are referred to as “Stock Incentive Plans”); (iv) each stock option agreement, restricted stock agreement and/or similar agreement entered into pursuant to the Option Plans or the Stock Incentive Plans, and each outstanding Option granted thereunder; and (v) the other agreements (the “Other Agreements”) listed on Schedule A hereto.  At the Effective Time, the Option Plans, Stock Incentive Plans and the Other Agreements shall each be automatically amended as necessary to provide that references to the Company in such agreements shall be read to refer to Holdings.

Section 2.3 Reservation of Shares. On or prior to the Effective Time, Holdings will reserve sufficient shares of Holdings Common Stock to provide for the issuance of Holdings Common Stock under the Option Plans and the Stock Incentive Plans, including upon exercise of the Options outstanding under the Option Plans.

ARTICLE III.
CONDITIONS OF MERGER

Section 3.1 Conditions Precedent.  The obligations of the parties to this Agreement to consummate the Merger and the transactions contemplated by this Agreement shall be subject to fulfillment or waiver by the parties hereto at or prior to the Effective Time of each of the following conditions:

(a) No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order that is in effect shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits or makes illegal the consummation of the Merger or the transactions contemplated hereby.

(b) The Board of Directors of the Company shall have received evidence in form and substance reasonably satisfactory to it indicating that holders of Company Common Stock and Company Preferred Stock will not recognize gain or loss for United States federal income tax purposes as a result of the merger.

(c) All third party consents and approvals required, or deemed by the Board of Directors of the Company advisable, to be obtained under any note, bond, mortgage, deed of trust, security interest, indenture, lease, license, contract, agreement, exchange membership, exchange allocation, plan or instrument or obligation to which the Company or any subsidiary or affiliate of the Company is a party, or by which the Company or any subsidiary or affiliate of the Company, or any property of the Company or any subsidiary or affiliate of the Company may be bound, in connection with the Merger and the transactions contemplated thereby, shall have been obtained by the Company or its subsidiary or affiliate, as the case may be.

ARTICLE IV.
COVENANTS

Section 4.1 Election of Directors. Effective as of the Effective Time, the Company, in its capacity as the sole stockholder of Holdings, will, if necessary to comply with Section 17-6701(g) of the General Corporation Code, cause the board of directors of Holdings to effect such amendments to the bylaws of Holdings as are necessary to increase the number of directors of Holdings to equal the number of directors of the Company immediately prior to the Effective Time, remove each of the then directors of Holdings, and elect each person who is then a member of the board of directors of the Company as a director of Holdings, each of whom shall serve until his successor shall have been elected and qualified in accordance with the Articles of Incorporation of Holdings.

Section 4.2 The Option Plans and the Stock Incentive Plans. The Company and Holdings will take or cause to be taken all actions necessary or desirable in order for Holdings to assume the Option Plans and the Stock Incentive Plans, each stock option or similar agreement entered into pursuant thereto, and each Option granted thereunder, all to the extent deemed appropriate by the Company and Holdings and permitted under applicable law.

Section 4.3 Insurance. Holdings shall procure insurance or cause the execution of the insurance policies of the Company such that, upon consummation of the Merger, Holdings shall have insurance coverage that is substantially identical to the insurance coverage held by the Company immediately prior to the Merger.

Section 4.4 Assumption of Agreements. The Company and Holdings will take or cause to be taken all actions necessary or desirable in order for Holdings to assume and perform the obligations of the Company under the Other Agreements, all to the extent deemed appropriate by the Company and Holdings and permitted under applicable law.

ARTICLE V.
TERMINATION AND AMENDMENT

Section 5.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time by action of the Board of Directors of the Company or the Board of Directors of Merger Sub if such Board of Directors should determine that for any reason the completion of the transactions provided for herein would be inadvisable or not in the best interest of such corporation or its stockholders. In the event of such termination and abandonment, this Agreement shall become void and neither the Company nor Merger Sub nor their respective stockholders, directors or officers shall have any liability with respect to such termination and abandonment.

Section 5.2 Amendment. At any time prior to the Effective Time, this Agreement may, to the extent permitted by the General Corporation Code, be supplemented, amended or modified by the mutual consent of the Boards of Directors of the parties to this Agreement.

ARTICLE VI.
MISCELLANEOUS PROVISIONS

Section 6.1 Governing Law. This Agreement shall be governed by and construed and enforced under the laws of the State of Kansas.

Section 6.2 Counterparts. This Agreement may be executed in two or more counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

Section 6.3 Entire Agreement. This Agreement, including the Schedules attached hereto, together with the Assumption Agreement constitute the entire agreement and supersede all other agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement may not be amended or supplemented except by a written document executed by the parties to this Agreement.

Section 6.4 Severability. The provisions of this Agreement are severable, and in the event any provision hereof is determined to be invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

[Remainder of Page Intentionally Left Blank.  Signature page to follow.]

IN WITNESS WHEREOF, the Company, Holdings and Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MGP Ingredients, Inc.

By:	/s/ Timothy W. Newkirk
Name:	Timothy W. Newkirk
Title:	President

MGPI Holdings, Inc.

By:	/s/ Timothy W. Newkirk
Name:	Timothy W. Newkirk
Title:	President

MGPI Merger Sub, Inc.

By:	/s/ Timothy W. Newkirk
Name:	Timothy W. Newkirk
Title:	President

Signature Page to Agreement of Merger

CERTIFICATE OF THE SECRETARY
OF
MGPI MERGER SUB, INC.

I, Marta L. Myers, the Secretary of MGPI Merger Sub, Inc., a Kansas corporation (the “Corporation”), hereby certify that the Agreement of Merger and Plan of Reorganization to which this certificate is attached has been adopted by the Board of Directors of the Corporation pursuant to Section 17-6701(g) of the General Corporation Code of the State of Kansas and that the conditions specified in the first sentence of such subsection have been satisfied.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the 3rd day of January, 2012.

MGPI Merger Sub, Inc.

By:	/s/ Marta L. Myers
Marta L. Myers Secretary

Signature Page to Secretary’s Certificate to Agreement of Merger
for MGPI Merger Sub, Inc.

CERTIFICATE OF THE SECRETARY
OF
MGP INGREDIENTS, INC.

I, Marta L. Myers, the Secretary of MGP Ingredients, Inc., a Kansas corporation (the “Corporation”), hereby certify that the Agreement of Merger and Plan of Reorganization to which this certificate is attached has been adopted by the Board of Directors of the Corporation pursuant to Section 17-6701(g) of the General Corporation Code of the State of Kansas and that the conditions specified in the first sentence of such subsection have been satisfied.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the 3rd day of January, 2012.

MGP Ingredients, Inc.

By:	/s/ Marta L. Myers
Marta L. Myers Secretary

Signature Page to Secretary’s Certificate to Agreement of Merger
for MGP Ingredients, Inc.

SCHEDULE A

Agreements to be Assumed by MGPI Holdings, Inc.

Option and Stock Incentive Plans

Stock Incentive Plan of 1996
1998 Stock Incentive Plan for Salaried Employees
Stock Option Plan for Outside Directors
Stock Incentive Plan of 2004
Non-Employee Directors’ Restricted Stock and Restricted Stock Unit Plan

Other Agreements

Employee Stock Purchase Plan
Employee Stock Ownership Plan